EXHIBIT 10.9
Borrowed Employees and Advisory Agreement
This Borrowed Employees and Advisory Agreement is made effective as of March 2006, between Amphion Innovations US Inc. (“AI”) and Axcess International, Inc. (“AXCESS”). Axcess is publicly traded on the Bulletin Board as OTCBB: AXSI. Axcess is a provider of hardware and software solutions in the security and transportation industry. AI will assist in a variety of areas relating to the investor relations and technology research for Axcess under the following terms and conditions:
1. Use of AI Employees. Axcess requires certain unique and specialized services as described in section 2 below, to operate and maintain its business. However, the rendering of such services does not rise to the level of Axcess hiring full time employees. AI hereby agrees to allow Axcess to utilize, on an “as needed” part-time basis, three of its current employees who have the ability to provide the services needed by Axcess. It is understood and agreed by the parties that the compensation described herein shall be all the compensation required to be paid by Axcess for use of the AI employees and Axcess, under no circumstances, will pay the employees directly or be responsible for payment of any withholding taxes or benefits. It is further understood and agreed that neither party, for any purpose, will make any claim that the AI employees are employees of Axcess.
2. Services of AI.
     For the Term of this Agreement (as hereinafter defined), AI will work cooperatively with Axcess to assist in the growth of Axcess as set forth below. AI will provide Axcess with the use of employees as described above who will be dedicated, on a part-time basis, to provide these services, in addition to the services of Robert Bertoldi and Richard Morgan. AI will provide Axcess the following:
a.	Identification, evaluation and advice on a variety of options for Axcess to undertake to enhance its current technology offerings, including sources of complementary technology and technology partnering;

b.	Investor relations services, including becoming the initial point of contact for the Preferred Equity Investors, providing both materials and information to interested parties;

c.	Advice and assistance with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets.
     AI will provide a written report to the Chairman of the Audit Committee, with a copy to the President and CEO of Axcess, outlining the services provided to Axcess and results from the previous month. AI will have the opportunity to present to the Audit Committee on a quarterly basis if they so desire.
3. Non-Exclusivity of Relationship.
     It is understood and acknowledged by Axcess that AI presently has, and anticipates having throughout the Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that AI shall be under no obligation to restrict its ability in any way to perform services for any other client-companies.
     It is understood that Axcess, from time to time, will employ investment bankers, analysts, finders, brokers, public relations firms, and consultants to assist Axcess. This Agreement shall only refer to those opportunities and services introduced by AI, or introduced by Axcess for the assistance and help from AI.
4. Term of Agreement.
     The Agreement shall be effective for a period of twelve (12) months, commencing on the date first appearing above (the “Term of Agreement”) and will renew on an annual basis unless either party notifies the other in writing, not less than 30 days before the end of the term, of their desire to terminate the agreement.
5. Compensation to AI from Axcess.
     In consideration for the services rendered by AI to Axcess pursuant to the Agreement (and in addition to the expenses provided for in Paragraph 6 hereof), and throughout the Term of Agreement, Axcess shall compensate AI as follows:
Monthly Retainer and Additional Compensation. AI shall be compensated at the rate of $10,000 per month payable in advance on the first day of each month. This cash payment will automatically be suspended for any month in which Axcess’ cash position falls below $500,000 on the first day of the month with an additional month being added on to the end of the contract to compensate AI for their services.
6. Expenses.
     It is anticipated that expenses incurred in the fulfillment in connection with the services performed by AI pursuant to this Agreement shall be addressed on a case by case basis and pre-approved by an officer of Axcess.

7. Role of Finder.
     In connection with any Financing Transactions hereunder, Axcess acknowledges that AI is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that AI cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of Axcess. While AI has pre-existing relationships and contacts with various investors, registered broker-dealers and investment funds, AI’s participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to Axcess.
     Axcess acknowledges and agrees that the solicitation and consummation of any purchases of Axcess’ securities shall be handled by Axcess or one or more NASD member firms engaged by Axcess for such purposes.
8. Third Party Fees.
     Any third party fees payable in connection with the services described shall be the exclusive responsibility of, and shall be paid by AI.
9. Limitation on Use of Certain Information.
     Axcess acknowledges that all services and advice (written or oral) provided by AI to Axcess in connection with the Agreement are intended solely for the benefit and use of Axcess in considering the subject matter to which they relate, and Axcess agrees that no person or entity (including any shareholders of Axcess) other than Axcess shall be entitled or advised to make use of or rely upon the advice of AI provided pursuant hereto. In any event, neither Axcess nor any other parties may use the AI name in any public references, press releases or public filings in connection with Axcess without AI’s prior written consent.
10. Reliance by AI on Accuracy of Information; 12(b) 5 Representation.
     Axcess recognizes and acknowledges that, in advising Axcess and in fulfilling the Agreement hereunder, AI will use and rely on data, material and other information furnished to AI by Axcess. Axcess agrees that AI may do so without independently verifying the accuracy or completeness of such data, material or other information. Axcess represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
11. Confidentiality.
     If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of AI, and identified in writing as such at the time it is revealed or shared (“Confidential Information”), AI and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of Axcess, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by Axcess in writing. To the extent that Axcess in writing approves disclosure of Confidential Information, excepting information required to be disclosed by legal process, law or regulation, AI agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.
12. Indemnification.
     Each party (an “Indemnifying Party”) hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the “Indemnified Parties”) harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Agreement Letter.
13. Nature of Agreement; Limitation on Authority of AI to Bind.
     AI shall perform its services hereunder as an independent contractor and not as an employee of Axcess or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that AI shall have no authority to act for, represent or bind Axcess or any affiliate thereof in any manner, except as may be agreed to expressly by Axcess in writing from time to time.
14. Miscellaneous.
(a)	This Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)	Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to AI, Inc. to:	Robert J. Bertoldi, President Amphion Innovations US Inc. 330 Madison Avenue, 31st Floor New York, NY 10017 212-210-6201

If to Axcess, to: Allan Griebenow, CEO
Axcess International, Inc. 3280 Commander Drive Carrolton, TX 75006 Direct: 972-250-5978
          (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.
          (d) Axcess represents that it has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement constitutes the valid and binding obligation of Axcess and is enforceable in accordance with its terms. Axcess further represents that this Agreement does not conflict with or breach any agreement to which it is subject or by which it is bound.
          (e) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.
          (f) No provision of this Agreement may be amended, modified or waived, except in writing and signed by all of the parties hereto.
          (g) This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to its conflict of law principles. The parties hereby agree that any dispute between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Collin County, Texas, and they hereby submit to the exclusive jurisdiction of the courts of the State of Texas.
          (h) Axcess hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by AI to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by AI to have been originally introduced to Axcess by AI.
          (i) Whenever used in this agreement, Company shall include its officers, directors, employees, agents, associates, affiliates, subsidiaries, successors and assigns.
     If the foregoing correctly sets forth the understanding between AI and Axcess with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Agreement shall become a binding agreement.

Axcess International, Inc.
By:	/s/ Allan Griebenow
Allan Griebenow
President

Accepted and Agreed:
Amphion Innovations US Inc.

/s/ Robert Bertoldi By Robert J. Bertoldi

Date: 4/6/06